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                                       September 9, 1997



Windy Hill Pet Food Company, Inc.
Two Maryland Farms
Brentwood, Tennessee  37027

Ladies and Gentlemen:

         We have acted as counsel to Windy Hill Pet Food Company, Inc., a Minnesota corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (No. 333-30261), as amended by Amendment No. 1 to Registration Statement on Form S-4 and Amendment No. 2 to Registration Statement on Form S-4, that the Company has filed with the Commission (the Registration Statement as amended at the time it became effective being referred to herein as the "Registration Statement"), which includes therein a form of prospectus (the "Prospectus"), relating to the proposed offer (the "Exchange Offer") to exchange $120,000,000 aggregate principal amount of the Company's 9 3/4% Senior Subordinated Notes due 2007 (the "Old Notes") for a like principal amount of the Company's outstanding 9 3/4% Senior Subordinated Notes due 2007 (the "New Notes") (New Notes and Old Notes referred to herein collectively, as the "Notes").

         In connection with our review of the Notes and the proposed Exchange Offer and for the purposes of rendering the opinions (the "Opinions") set forth under the Caption "Certain Federal Income Tax Considerations" in the Prospectus, we have examined (i) the Prospectus; (ii) the Indenture, dated as of May 21, 1997, between the Company and Wilmington Trust Company, as trustee, (the "Indenture"), pursuant to which the Old Notes were, and the New Notes will be, issued; (iii) the Letter of Transmittal and related documents


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Windy Hill Pet Food Company, Inc.
September 9, 1997
Page 2


filed as exhibits to the Registration Statement; (iv) the form of certificate which will evidence the New Notes; and (v) such other documents and agreements as we deemed appropriate and necessary to satisfy ourselves with respect to the Opinions expressed in the Prospectus.

         Our Opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations ("Regulations") promulgated under the Code, published rulings of the Internal Revenue Service, and court decisions, all as in effect on the date of this letter (or, in the case of certain Regulations published in proposed form as of such date). We have assumed (i) the accuracy, and continuing accuracy, of the facts set forth in the Prospectus and (ii) the binding effect on the parties of the Indenture and all documents included as exhibits to the Indenture.

         Subject to the foregoing and the qualifications set forth below, we are of the opinion that the statements in the Prospectus under the caption "Certain Federal Income Tax Considerations" are correct as to statements of law and accurately reflect the advice and opinions ascribed therein to Richards & O'Neil, LLP.

         Our Opinions represent only our best judgment as to the probable federal income tax consequences relating to the Exchange Offer and are not binding on the Internal Revenue Service or the courts. We express no opinion concerning any matters other than the federal income tax laws as described in the Prospectus.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Certain Federal Income Tax Considerations" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,


                                       /s/ Richards & O'Neil, LLP